Exhibit (a)(1)(D)

Offer to Exchange Each Outstanding Share of
Series C Preferred Stock
of

NOVASTAR FINANCIAL, INC.

For, at the Election of the Holder,
Common Stock Only
or
Common Stock and Cash
and
Solicitation of Consents Relating to the Recapitalization

Pursuant to the Prospectus dated April May 3, 2011

The Series C Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on June 23, 2011, unless extended (the “Expiration Date”). Tenders may be withdrawn prior to 5:00 p.m., Eastern Time, on the Expiration Date.

May 3, 2011

To Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees:

NovaStar Financial, Inc. (the “Company”), upon the terms and subject to the conditions set forth in the proxy statement/consent solicitation/prospectus, dated May 3, 2011 (the “Prospectus”), and the related Letter of Transmittal and the instructions thereto, is offering to exchange, for each outstanding share of its 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), at the election of the holder, either:

•	3 shares of newly-issued common stock of the Company, par value $0.01 per share (the “Common Stock”), and $2.00 in cash; or

•	19 shares of newly-issued Common Stock (the “Series C Offer”).

The elections made by the holders of the Series C Preferred Stock (the “Series C Holders”) will be subject to allocation and proration procedures intended to ensure that, in the aggregate, 43,823,600 newly-issued shares of Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) will be issued to the holders of the Series C Preferred Stock.

The Series C Offer, along with the Company’s agreement with the holders of the Series D Preferred Stock (the “Series D Holders”) to exchange all the outstanding shares of Series D Preferred Stock for an aggregate of 37,161,600 newly-issued shares of Common Stock and $1,377,000 in cash (the “Series D Exchange”), is part of our recapitalization to improve our capital structure. The Series C Offer is subject to certain conditions, such as the participation in the Series C Offer by holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, consent to the Series C Offer and Series D Exchange by the holders of at least two-thirds of the outstanding Series C Preferred Stock (the “Consent Solicitation”) and the requisite affirmative vote of stockholders in support of certain aspects of the recapitalization.

A Series C Holder who wishes to participate in the Series C Offer must tender all of his, her or its Series C Preferred Stock. A Series C Holder may not tender less than all of his, her, or its Series C Preferred Stock.

Enclosed herewith are copies of the following documents:

1. The Letter of Transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

2. A Notice of Guaranteed Delivery to be used to accept the Series C Offer if (i) certificates for the Series C Preferred Stock are not immediately available or (ii) all required documents are unlikely to reach Computershare Trust Company, N.A. (the “Exchange Agent”) on or prior to the Expiration Date;

3. A letter from the Company providing a brief summary of the Company’s proposed recapitalization, which recapitalization includes the Series C Offer and the Series D Exchange;

4. A form of letter which may be sent to your clients for whose account you hold the Series C Preferred Stock in your name or in the name of a nominee, with an Instruction Form for obtaining such clients’ instructions with regard to the Series C Offer; and

5. Return envelopes addressed to the Exchange Agent for the Letters of Transmittal for those Series C Holders who provide you with proper tender instructions.

Please note that the Series C Offer will expire at 5:00 p.m., Eastern Time, on June 23, 2011, unless extended. We urge you to contact your clients as promptly as possible.

The Company has not retained any dealer-manager in connection with the Series Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the Exchange Agent, for soliciting tenders of the Series C Preferred Stock pursuant to the Series C Offer. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

Additional copies of the enclosed materials may be obtained by contacting Georgeson Inc., the Information Agent as provided in the enclosed Letter of Transmittal.

Very truly yours,

NOVASTAR FINANCIAL, INC.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE APPOINTMENT OF YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE SERIES C OFFER OTHER THAN THOSE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.